PARTICIPANT ADMINISTRATIVE SERVICES AGREEMENT
Janus Adviser Series
Class I, R and S Shares
(for Variable Annuity Plans)

This Agreement is made as of November 30, 2006, by and between Janus Services LLC ("Janus Services"), a Delaware limited liability company, and Security Benefit Life Insurance Company (the "Service Provider"), a Kansas life insurance company on its own behalf and on behalf of each segregated asset account (each a “Separate Account”) of Service Provider investing in Shares (defined below) of the Trust (defined below) as set forth herein.

Recitals

A.           Janus Adviser Series (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act").

B.           Janus Services is the registered transfer agent to the Trust.

C.           The share classes listed on Exhibit A hereto (“Shares”) of the series of the Trust (each a "Fund") are or will be registered with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and offered to the public through prospectuses (each, a “Prospectus”) and statements of additional information (each, an “SAI”).

D.           Janus Services desires to appoint Service Provider and Service Provider desires to serve, as Janus Services’ agent for the limited purposes of accepting orders for the purchase and redemption of Shares of the Funds by the Service Provider and providing shareholder servicing pertaining to the Funds on behalf of the Contract Owners.

E.           Service Provider’s Separate Accounts issue variable annuity and variable life contracts (each a “Contract”) and in connection therewith, Service Provider provides recordkeeping and other administrative services to Contract owners ("Contract Owners") who purchase a beneficial interest in Shares through such Separate Accounts.  Such services benefit the Funds (defined below) and thus Janus Services desires to engage Service Provider to provide services on the terms and conditions set forth in this Agreement.

F.           Certain of the Funds pay Janus Services an administration fee for providing or procuring recordkeeping, sub accounting and other administrative services to investors in Shares of certain classes, and Janus Services may compensate intermediaries such as the Service Provider for providing these services to Contract Owners who purchase such Shares.

G.           Janus Services and the Service Provider are members in good standing of the National Securities Clearing Corporation (the “NSCC”) and have access to the NSCC’s Defined Contribution Clearance and Settlement system (“DCC&S”) and/or Fund/SERV system (“Fund/SERV”) (collectively, the “NSCC Systems”).

H.           The Service Provider has executed the NSCC Fund/SERV Agreement and related Addendum (or similar mutually acceptable agreement) (together, the “NSCC Agreement”) with Janus Services or its affiliate, and Service Provider intends to place trades for Shares via the NSCC Systems.

I.           The parties desire that Shares of the series of the Trust listed on Exhibit A ("Funds") be available as investment options for the Separate Accounts (and by extension, to Contract Owners).

Agreement

1.              Order Processing.

(a)           All orders will be processed pursuant to the NSCC Agreement.  Janus Services will accept trades not submitted via the NSCC Systems on an exception-only basis in accordance with the following terms:

On any business day ("Day One"), the Service Provider may accept orders from Contract Owners for the purchase and redemption of Shares of the Funds.  The Service Provider will send such orders to Janus Services prior to 9:00 a.m. EST of the next business day ("Day Two") pursuant to the Trading Requirements listed on Exhibit C.  Notwithstanding the foregoing sentence, Service Provider will send such orders to Janus Services prior to 8:00 a.m. Eastern Time of Day Two pursuant to the Trading Requirements listed in Exhibit C for all Funds sub-advised by Enhanced Investment Technologies, LLC (“INTECH”) as identified in the then-current Prospectus for each Fund.  The Funds will execute orders at the NAVs as determined as of the close of trading on Day One, and dividends, if applicable, shall begin to accrue on Day Two, provided that:

(i)           Service Provider received such orders prior to the time the net asset values (“NAVs”) of the Shares of the Funds were priced in accordance with their Prospectus on Day One, and

(ii)           Such orders and payment for such orders were received by Janus Services prior to the times set forth in Exhibit C.

If either of the above conditions is not met, the orders will be executed at the NAVs next in effect after such orders are received and dividends, if applicable, will begin to accrue the day after settlement.

(b)           Payment for net purchases and redemptions will be wired pursuant to the NSCC Agreement, or pursuant to Settlement Requirements outlined in Exhibit C for trades not submitted via the NSCC Systems. In the event of extraordinary market conditions affecting any such redemption, however, Janus Services may delay such redemption for up to five business days, or longer to the extent permitted under Section 22(e) of the 1940 Act.

(c)           Janus Services will use its best efforts to provide to the Service Provider closing NAVs, dividends, and capital gains information as of the close of trading each business day by 6:30 p.m. Eastern Time, and in any event, as soon as reasonably practicable after is determined.  Dividends and capital gains distributions shall be reinvested in accordance with the terms of the Prospectus, unless Service Provider notifies Janus Services in writing that such dividends and capital gains are to be paid in cash.

(d)           Notwithstanding any agreement between the parties to the contrary, Janus Services will accept Contract Owner level accounts provided that all trades for such accounts are processed through the NSCC Systems.  Service Provider's failure to use the NSCC Systems for all processing for the Separate Accounts may result in Janus Services permitting only one omnibus account in the Service Provider's name. Service Provider shall open each new account by submitting an application to Janus Services prior to funding any such account.  The form of such application shall be provided to Service Provider by Janus Services.

(e)           All orders accepted by Service Provider shall be subject to the terms of the then-current Prospectus of each Fund, including without limitation, policies regarding minimum account sizes, redemption fees, market timing and excessive trading.  Service Provider shall use its best efforts, and shall reasonably cooperate with Janus Services, to enforce stated Prospectus policies regarding transactions in Shares, particularly those related to market timing.  Service Provider acknowledges that orders accepted by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by Janus Services and that Janus Services shall not be responsible for any losses incurred by Service Provider or any Contract Owner as a result of such cancellation.  Janus Services or its agent shall notify Service Provider of such cancellation prior to 12:00 p.m. EST on Day Two.

(f)            Service Provider acknowledges that Janus Services has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Fund would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

(g)           Service Provider agrees that it: (i) shall assume responsibility for any loss to the Fund caused by a correction to any order placed by Service Provider that is made subsequent to the trade date for the order, provided such order correction was not based on any negligence on the part of Janus Services or its affiliates; and (ii) will immediately pay such loss to the Fund upon notification.

(h)           Any material error in the calculation of the NAV, dividend or capital gain information shall be reported promptly to Service Provider upon discovery.  In the event that any such material error is the result of the gross negligence of Janus Services, or its designated agent for calculating the NAV, any administrative or other costs or losses incurred for correcting Contract Owner’s accounts shall be at the expense of Janus Services.  With respect to NAV information, Janus Services shall make the determination as to whether an error in the NAV has occurred and is a material error, as defined in current SEC guidelines, and Janus Services shall control its correction of such error on the Fund’s books in accordance with SEC guidelines and its own internal policies.  In no event shall delays in providing prices due to conditions beyond the control of Janus Services or the Trust, such as acts of God, fires, electrical or phone outages, be considered pricing errors and neither Janus Services nor the Trust shall be required to reimburse for such delays.  Janus Services shall use the same standards with respect to share prices for the Service Provider as for all other shareholders in the Funds.

2.             Late Trading.  Service Provider certifies that it is, and at all times during the term of this Agreement shall be, following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis.  As evidence of its compliance, Service Provider shall:

(a)           permit Janus Services or its agent to audit its operations, as well as any books and records preserved in connection with its provision of services under this Agreement; or

(b)           provide annual certification to Janus Services that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.

3.             Services to Be Provided and Proxies.

(a)           Service Provider shall provide the recordkeeping and other administrative services listed on Exhibit B.

(b)           So long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable policyowners, the Service Provider will provide pass-through voting privileges to owners of policies whose cash values are invested, through the Separate Accounts, in shares of the Trust.  The Trust shall require all participating insurance companies to calculate voting privileges in the same manner and Service Provider shall be responsible for assuring that the Separate Accounts calculate voting privileges in a manner consistent with applicable law.  With respect to each Separate Account, the Service Provider will vote Shares of the Trust held by the Separate Account and for which no timely voting instructions from policyowners are received, in the same proportion as those Shares for which voting instructions are received.  Service Provider will in no way recommend or oppose or interfere with the solicitation of proxies for Trust shares held by Contract Owners without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion.

4.              Approval of Informational Materials.

(a)           No person is authorized to make any representations concerning the Trust, the Funds, the Shares, or Janus Services except those representations contained in the then-current Prospectus and SAI for the Shares and in such printed information as Janus Services or the Trust may subsequently prepare or approve.  Service Provider shall send all filings with state and federal agencies and marketing materials in which the Trust or the Funds are named to Janus Services for review at least ten business days prior to its filing or general release.  No such materials shall be used if Janus Services reasonably objects to such use.

(b)           If Service Provider elects to include any materials provided by Janus Services, specifically Prospectuses, SAIs, shareholder reports or proxy materials, on its web site or in any other computer or electronic format, Service Provider assumes sole responsibility for maintaining such materials in the form provided by Janus Services and for promptly replacing such materials with all updates provided by Janus Services.

(c)           Upon request from Service Provider, Janus Services shall provide the Service Provider with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any Prospectus or other descriptive document relating to a Contract.  Service Provider shall provide prior written notice of any proposed modification of such information, which notice will describe the manner in which Service Provider proposes to modify the information, and agrees that it may not modify such information in any way without the prior consent and review of Janus Services, which consent and review shall not be unreasonably withheld.

(d)           Janus Services shall furnish, or cause to be furnished, to the Service Provider, each piece of sales literature or other promotional material that it or the Trust develops and in which the Service Provider, and/or the Separate Accounts, are named.  No such material shall be used until approved by the Service Provider, and the Service Provider will use its best efforts to review such sales literature or promotional material within ten business days after receipt of such material.

(e)           Janus Services shall not give any information or make any representations on behalf of the Service Provider or concerning the Service Provider, the Separate Accounts, or the Contracts other than the information or representations contained in a registration statement, Prospectus (which shall include an offering memorandum, if any, if the Contracts issued by Service Provider or interests therein are not registered under the Securities Act of 1933, (the “1933 Act”)), or SAI for the Contracts, as such registration statement, Prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Separate Accounts which are in the public domain or approved by the Service Provider for distribution to Contract Owners, or in sales literature or other promotional material approved by the Service Provider, except with the permission of the Service Provider.

5.             Maintenance of Records.

(a)           Service Provider shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services indicated on Exhibit B.  Upon the reasonable request of Janus Services or the Trust, Service Provider shall provide Janus Services, the Trust or the representative of either, copies of all such records.

(b)           Service Provider shall maintain and transmit to Janus Services, if specifically required by a particular state, information on sales, redemptions and exchanges of Shares of each Fund by state or jurisdiction of residence of Contract Owners and any other information reasonably requested by Janus Services to enable Janus Services or its affiliates to properly register or report the sale of the Shares under the securities, licensing or qualification laws of the various states and jurisdictions.  Such information shall be provided in a form mutually agreeable to Janus Services and Service Provider.

6.             Operations of the Funds.  Nothing in this Agreement shall in any way limit the authority of the Trust or Janus Services to take such lawful action as either may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of the Shares.  The parties acknowledge that nothing in this Agreement shall in any way preclude or prevent the Trust's Board of Trustees from taking any actions deemed necessary by such Trustees in furtherance of their fiduciary duties to the Trust and its shareholders, which, among other things, may include the refusal to sell Shares of any Fund to any person, or to suspend or terminate the offering of the Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of the Trustees' fiduciary duties under applicable law, necessary in the best interests of the shareholders of any Fund.

7.             Proprietary Rights.  Janus International Holding LLC ("Janus Holding") or its affiliate is the sole owner of the name and mark "Janus."  Neither the Service Provider, nor its affiliates, employees, or agents shall, without prior written consent of Janus Holding, use the name or mark "Janus" or make representations regarding the Trust, Janus Services, Janus Holding, or their affiliates, or any products or services sponsored, managed, advised, or administered by the Janus Funds, Janus Services, Janus Holding or their affiliates, except those contained in the then-current Prospectus and the then-current printed sales literature for the Shares of the Funds. All references contained in this Agreement to "the name or mark ‘Janus’" shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website.  The Service Provider will make no use of the name or mark "Janus" except as expressly provided in this agreement or expressly authorized by Janus Holding in writing.  All goodwill associated with the name and mark "Janus" shall inure to the benefit of Janus Holding.  Except as otherwise provided in Section 11, upon termination of this Agreement for any reason, the Service Provider shall immediately cease any and all use of any Janus mark(s).

8.             Fees.

(a)           Janus Services shall pay to the Service Provider a monthly fee ("Participant Administration Fee") calculated as follows:  the average aggregate amount invested in each month in the Shares of each Fund by the Separate Accounts whose Contract Owners receive services hereunder by the Service Provider is multiplied by a pro-rata fee factor.  The pro-rata fee factor is calculated by: (a) dividing the per annum factor set forth on Exhibit A for the Shares of each Fund by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable month.  The average aggregate amount invested over a one-month period shall be computed by totaling the aggregate investment by Separate Accounts whose Contract Owners receive services hereunder by the Service Provider (share NAV multiplied by total number of shares held) on each calendar day during the month and dividing by the total number of calendar days during such month.

(b)           Janus Services will calculate the fee at the end of each month and will make such reimbursement to the Service Provider within 30 calendar days of the end of the month.  The reimbursement check will be accompanied by a statement showing the calculation of the monthly amounts payable by Janus Services and such other supporting data as may be reasonably requested by the Service Provider.  Such payments are considered final after 180 days.  Payments to Service Provider for periods 180 days or more prior to the current month shall be at Janus Services’ discretion.

(c)           The parties agree that the Participant Administration Fee is for recordkeeping and other administrative services only and does not constitute payment in any manner for investment advisory or distribution services.

(d)           If the Service Provider utilizes a third party who has an agreement with Janus Services to provide some or all of the services set forth in this Agreement and Service Provider wishes Janus Services to directly pay such third party for such services, the total reimbursement due to the Service Provider or the third party from Janus Services for such services provided by such third party on behalf of the Service Provider shall not exceed the fees set forth pursuant to this Agreement.  Service Provider acknowledges that when placing trades through third parties with which Janus Services has agreements to provide some or all of the services set forth in this Agreement, Janus Services will process reimbursements based solely on the information provided by such third parties at the time of account set-up.  If such third parties fail to designate Service Provider as the recipient of reimbursement amounts, Janus Services shall pay such third parties directly and shall not be responsible for payment of disputed balances to Service Provider. In no event shall Janus Services make partial payments of fees to both the Service Provider and any such third party.

(e)           Service Provider agrees that fees received under this Agreement do not entitle the Funds to any preferred status as compared to other mutual funds offered in Service Provider’s Contracts.

(f)           Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that no fees are payable pursuant to this Agreement for any Class I Shares of any Fund.

9.             Non-Exclusivity.  Janus Services, the Trust, Janus Holding, and their affiliates shall not be prohibited from establishing their own retirement plan administration or recordkeeping program or from entering into similar arrangements with other administrative or recordkeeping service providers, and the Service Provider shall not be prohibited from entering into similar agreements and arrangements with other entities.

10.           Representations, Warranties and Agreements.

The Service Provider represents, warrants, and covenants that:

(a)           It has full power and authority under applicable law to carry on its business;

(b)           The Service Provider will comply in all material respects with all applicable laws, rules and regulations;

(c)           The Service Provider is authorized to enter into this Agreement;

(d)           The Service Provider is not required to register as a broker or dealer pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") or pursuant to any applicable state securities laws in order to enter into and perform the services set forth in this Agreement;

(e)           The performance of the duties and obligations and provision of services by Service Provider as described in this Agreement and the receipt of the fee provided in this Agreement will not violate federal or state banking law, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (“IRC”), federal or state securities laws, or any other applicable law;

(f)           Service Provider will disclose that it receives fees of the nature described in this Agreement in accordance with applicable law;

(g)           Neither the Service Provider, nor any affiliate, will be a “fiduciary” of the Contract Owners, as such term is defined in Section 3(21) of ERISA and Section 4975 of the IRC.  The receipt of the fees described in this Agreement by the Service Provider will not constitute a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the IRC;

(h)           Service Provider is in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56; and

(i)           The Contracts (i) are, or prior to issuance will be, registered under the 1933 Act, or (ii) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act.  Service Provider further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws.  Service Provider further represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Separate Accounts as a segregated asset accounts under Kansas insurance laws, and that it (i) has registered or, prior to any issuance or sale of the Contracts, will register the Separate Account[s] as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (ii) has not registered the Separate Account in proper reliance upon an exclusion from registration under the 1940 Act.

Janus Services represents, warrants and covenants that:

(a)           Fund Shares made available pursuant to this Agreement shall be registered under the 1933 Act, shall be duly authorized for issuance and the Fund is and shall remain registered under the 1940 Act during the term of this Agreement.  Janus Services further represents, warrants and covenants that the Fund shall amend the registration statement for its Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of the Shares;

(b)           Each Fund is lawfully organized and validly existing under the laws of the state of its formation and does and will comply in all material respects with the 1940 Act;

(c)           Each Fund is qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended and each Fund will maintain such qualification (under Subchapter M or any successor or similar provisions) and that Janus Services will notify Service Provider immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future;

(d)           It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(e)           It has full power and authority under applicable law to carry on its business;

(f)           It will comply in all material respects with all applicable laws, rules and regulations; and

(g)           It is authorized to enter into this Agreement.

11.           Termination.

(a)           Either party may terminate this Agreement by providing 90 days’ written notice to the other party.

(b)           In addition, either party may terminate this Agreement immediately if at any time, it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.  Moreover, either party may terminate this Agreement if there is a material, unremedied breach of this Agreement.

(c)           Upon termination of this Agreement for any reason, for a period of one year following such termination, Service Provider shall continue to provide the services and Janus Services shall continue to pay the compensation as provided in this Agreement for all Contracts with cash value allocated to a Fund as of the effective date of termination of this Agreement ("Existing Accounts") unless such payment would violate or be inconsistent with applicable law.  Contract Owners will not be permitted to purchase any additional shares of the Funds after termination is effective.  The Service Provider shall continue to serve as an agent of Janus Services for the limited purpose of accepting redemption orders of the Funds for the Existing Accounts.  Additionally, Service Provider shall be permitted to use Janus Services’ Mark, with respect to Existing Accounts.

12.           Confidentiality of Contract Owner Information.  The names, addresses and other information concerning Contract Owners are and shall remain the sole property of Service Provider.  Janus Services, its affiliates, nor its officers, directors, employees or agents, or any control person of the foregoing persons, shall use such names, addresses or other information for any purpose except in connection with the performance of Janus Services’ duties and responsibilities hereunder.  Notwithstanding the foregoing, this Section 12 shall not prohibit the Janus Services or any of its affiliates from using for any purpose the names, addresses or other information concerning any Contract Owners if such names, addresses or other information are obtained in any manner other than from Service Provider pursuant to this Agreement.  The provisions of this Section 12 shall survive termination of this Agreement.

13.           Indemnification.

(a)           The Service Provider shall indemnify Janus Services, the Trust, and their affiliates, directors, trustees, employees and shareholders for any losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the indemnitor) or litigation costs (including without limitation reasonable expenses and attorneys' and experts' fees) (collectively, “Losses”) directly resulting from the Service Provider’s grossly negligent, willful act, omission or error, or Service Provider’s material breach of this Agreement.

(b)           Janus Services shall indemnify the Service Provider and its affiliates, officers directors, employees and shareholders for any Losses directly resulting from (i) Janus Services’ grossly negligent or willful act, omission or error, or material breach of this Agreement, (ii) any untrue statement or alleged untrue statements of a material fact contained in any registration statement,

Prospectus, or SAI or sales literature for a Janus Fund, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, Prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, but only if such statement or omission was made in reliance upon, and accurately derived from, information furnished to Service Provider by or on behalf of Janus Services or a Fund for inclusion in such registration statement, Prospectus, SAI or sales literature.

(c)           No party shall be liable under this Section 13 with respect to any Losses to which an indemnified party that may be entitled to indemnification from such party would otherwise be subject by reason of such indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement.

(d)           An indemnified party shall promptly notify the indemnifying party (the “Indemnitor”) in writing after the summons or other first legal process giving information of the nature of the claim shall have been served upon such indemnified party (or a designated agent), but failure to notify the Indemnitor of any such claim shall not relieve the Indemnitor from any liability which it may have to the indemnified party against whom such action is brought otherwise than on account of this indemnification provision; provided however, that the Indemnitor shall be entitled to participate, at its own expense, in the defense of such action.  The Indemnitor also shall be entitled to assume the defense thereof, with counsel satisfactory to the indemnified party named in the action.  After notice from the Indemnitor of its election to assume the defense thereof, the indemnified party shall bear the fees and expenses of any additional counsel retained by it, and the Indemnitor will not be liable to such indemnified party under this Agreement for any legal or other expenses subsequently incurred by such indemnified party independently in connection with the defense thereof other than reasonable costs of investigation.

(e)           The indemnification obligations under this Section 13 shall survive termination of this Agreement with respect to matters that accrued while this Agreement was in effect.

14.           Miscellaneous.

(a)           No modification of any provision of this Agreement will be binding unless in writing and executed by the parties.  No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.

(b)           This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.

(c)           This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, exclusive of conflicts of laws.

(d)           This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

(e)           If any party to this Agreement is unable to perform its obligations hereunder because of acts of God, strikes, equipment or transmission failure or other causes beyond such party’s reasonable control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that each party will take all reasonable steps to minimize such damages.

(f)           All recitals contained in this Agreement and all schedules and exhibits referred to herein and attached hereto, are expressly incorporated into this Agreement.

(g)           All notices and other communications to either Service Provider or Janus Services will be duly given if mailed or faxed to the address set forth below, or to such other address as either party may provide in writing to the other party.

If to Janus Services:

Janus Services LLC
151 Detroit Street
Denver, Colorado 80206
Attn:  General Counsel

If to the Service Provider:

Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, KS 66636-0001
Attn: General Counsel

JANUS SERVICES LLC		SECURITY BENEFIT LIFE INSURANCE COMPANY

By:	ROBERT A. WATSON	By:	AMY J. LEE
Name:	Robert A. Watson	Name:	Amy J. Lee
Title:	SVP	Title:	Vice President

EXHIBIT A TO THE
PARTICIPANT ADMINISTRATIVE SERVICES AGREEMENT

Trusts and funds available under this Agreement*

           Janus Adviser Series

Participant Administration Fee paid by Janus Services

Share Class	Fee Factor per Annum
Class I Shares	None
Class R Shares**	0.25%
Class S Shares	0.25%

The Service Provider has no obligation to make available any or all of the Funds of Janus Adviser Series.

_________________________

*  Certain Funds of Janus Adviser Series may become closed to new investors after the date of this Agreement.  If a certain Janus Adviser Series Fund closes, such Fund may no longer be available for purchase or may be purchased only under certain restrictions as determined by that Fund and set forth in the Fund’s then-current Prospectus.

** Class R Shares are not available for all Funds

Exhibit B
to Participant Administrative Services Agreement

Service Provider shall, at Service Provider's expense, provide the following services for Contract Owners:

Receive, aggregate, and process Contract Owner orders;

Issue confirmations for transactions by Contract Owners;

Maintain records for Contract Owners, which records shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances;

Disburse or credit to Contract Owners, and maintain records of, all proceeds of redemptions of Shares and all other distributions not reinvested in Shares;

Prepare and transmit to Contract Owners, periodic account statements showing the total number of units of the Separate Account owned by the Contract Owner as of the statement closing date, purchases and redemptions of Separate Account units by the Contract Owners during the period covered by the statement; and

Transmit to existing Contract Owners with Contract value allocated to a Fund of the Trust, Prospectuses, SAIs, proxy materials, shareholder reports, and other information provided by Janus Services or the Trust and required to be sent to Contract Owners under applicable law.

Exhibit C to Participant Administrative Services Agreement
Non-NSCC Trading and Settlement Requirements

1.           Trading Requirements

A.           All trades must be netted (i.e. one purchase or redemption per Fund, per account).  For example: a purchase for $2,000 and a redemption for $500 should be netted into one purchase for $1,500.

B.           All trades must be submitted in dollars.  No share trades will be accepted.

C.           No exchanges will be accepted, sell/buys must be requested.

D.           Electronic or typed trade requests must be received by Janus Services prior to 9:00 a.m. Eastern Time except that, any trade requests for any Fund sub-advised by INTECH as indicated in such Fund’s then-current Prospectus must be received by Janus Services prior to 8:00 a.m. Eastern Time.

2.	Settlement Requirements

A.           Service Provider will send Janus Services one combined purchase wire for all purchase orders by 2:00 p.m. Eastern Time on Day Two.

B.           Janus Services will send one combined wire for all redemption proceeds by 4:00 p.m. Eastern Time on Day Two.

151 Detroit Street
Denver, CO 80206-4928

March 25, 2009

Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, KS 66636-0001
Attention:  General Counsel

Re:           Amendment of Agreement(s) Relating to Janus Adviser Series (“JAD”)

Dear Client:

In connection with the reorganization of the Janus Funds (the “Reorganization”), on or about July 6, 2009 (the “Effective Date”), the funds and their respective share classes in the TAD trust will be reorganized into the Janus Investment Fund (“JIF”) trust. You have one or more agreements with Janus Capital Management LLC, Janus Distributors LLC and/or Janus Services LLC, which relate to JAD funds (each a “JAD Agreement”). This letter hereby amends your JAD Agreement(s) by replacing all references to “Janus Adviser Series” with “Janus Investment Fund,” as of the Effective Date. All terms of your JAD Agreement(s), including any fees paid thereunder, will remain unchanged. All of the share classes currently existing in JAD funds, which include Class A, Class C, Class S, Class R and Class I shares, will maintain the same structure, policies and features after the Reorganization, and, with certain exceptions, will be available in each of the reorganized JIF funds.

To the extent your JAD Agreement(s) also currently relates to JIF funds, there will be no change to the terms, including any fees paid thereunder, relating to JIF shares. Please note, as of the Effective Date, the initial class of shares for the current JIF funds will be redesignated as Class J, and Institutional Class shares of Perkins Small Cap Value Fund and Perkins Mid Cap Value Fund will be redesignated as Class L shares. However, the structure, policies and features of Class J and Class L shares as they relate to your JAD Agreement(s) will remain unchanged.

To the extent your JAD Agreement(s) is non-fund specific and applies to all series available under the JAD or JIF trusts, as of the Effective Date, your·JAD Agreement(s) will cover additional Janus Funds that will be available after the Reorganization.

The amendment to your JAD Agreement(s) as described above is not intended to change any of its existing terms or alter the current relationship between Janus and your firm. In acknowledgement of the amendment to your JAD Agreement(s), please sign and return this letter to:

Janus Capital Group, Inc. 151 Detroit Street Denver, CO 80206 Attn: Denise Roberson

If Janus does not receive your response within sixty (60) days of the date of this letter, Janus will assume that you consent to the amendment of your JAD Agreement(s) as of the Effective Date.

For more information about the Reorganization, please contact your Janus representative. If you have any questions with respect to the amendment to your JAD Agreement(s), please feel free to call Denise Roberson at 303-316-5765, Sara Russell at 303-336-4401 or the undersigned at 303-336-7813.

Sincerely,

/s/ Byron D. Hittle

Byron D. Hittle
Legal Counsel

The undersigned hereby acknowledges and consents to the amendment to the JAD Agreement(s) as described above.

SECURITY BENEFIT LIFE INSURANCE COMPANY

By:	KEVIN M. WATT
Name:	Kevin M. Watt
Title:	Vice President
Date:	April 24, 2009